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                                                                Exhibit 10.11

SERVICES CONTRACT--NATIONAL INFORMATION CONSORTIUM

Agreement made this 15th day of September, 1996, by and between the National Information Consortium, Inc. hereinafter referred to as NIC, and the GeorgiaNet Authority, an agency of the State of Georgia, hereinafter referred to as GANET.

WHEREAS, the GeorgiaNet Authority has identified a need for certain data processing and marketing services to enable it to carry out its functions; and

WHEREAS, NIC is in the business of providing services to users such as GANET in order to fulfill the need for such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1. SCOPE OF WORK: NIC agrees to provide all goods, services and other deliverables as required and set forth in Exhibit "A" attached hereto (hereinafter collectively referred to as the "Services"). The payments made hereunder shall in no event exceed the contracted amount. As used in this Contract, the term "the State" shall mean and refer to the State of Georgia.

2. NIC'S EMPLOYEES: NIC shall provide personnel in such numbers and at such levels of experience as may be necessary to perform the Services required under this Contract.

NIC shall provide a minimum of 5 full time employees, dedicated to fulfilling the obligations of the provisions of this contract. In the event that additional full time employees are deemed necessary, by mutual consent of NIC and GANET, NIC shall supply those employees under the terms and conditions as set forth in this contract and as stated in "Exhibit A."

NIC reserves the right to use, in addition to the five employees dedicated full time to GANET, employees from any of its sister companies on a temporary basis to satisfy any obligation as set forth in this contract. All expenses associated with the temporary use of said employee, including but not limited to travel expenses, salary and appropriate employment taxes, shall be borne entirely by NIC.

Neither NIC nor any of its agents, servants, or employees shall become or be deemed to become agents, servants, or employees of the State of Georgia or GANET. NIC and all such agents, servants, and employees shall for all purposes be deemed to be independent contractors; and this Contract shall not be construed so as to create partnership or joint venture between NIC, GANET and/or the State of Georgia or any of its agencies. NIC acknowledges that any individuals supplied to GANET hereunder are employees of NIC and it shall be responsible for all FICA, federal and state withholding taxes, for Worker's Compensation coverage, and for any and all employment benefits due such employees.

3. REMUNERATION: GANET shall be obligated to pay NIC for Services as are actually performed hereunder. The amount to be paid by GANET is set forth in Exhibit "A."

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4.   TERM:  The anticipated term of this contract is five (5) years.  The initial term of this contract shall commence on September 15, 1996 and shall continue until and through September 15, 1997. Thereafter, this contract may be renewed for four additional one year terms, by GANET, upon the same terms and conditions set forth herein and as stipulated by Exhibit "A", unless contract is terminated pursuant to the stipulations in section 10 and Exhibit "A."

5.   ORIGINALITY:

     a. NIC warrants all materials produced by its employees hereunder will be of original development by NIC and/or its sister companies and will be specifically developed for fulfillment of this contract and will not infringe upon or violate any patent, copyright, trade secret, or other property right of any third party. In the event NIC shall elect to use or incorporate any components of a system already existing, NIC shall first notify GANET who, after whatever investigation GANET may elect to make, may direct NIC not to so use any such components. GANET's investigation and subsequent notification of NIC shall be completed within five business days of GANET's being notified by NIC of its election to use components of a system already existing. If GANET shall not object, NIC may use such components at NIC's expense after obtaining the written consent of the party owning the same and furnishing a copy thereof to GANET; in all events such components shall be similarly warranted (except for originality) by NIC, and NIC will arrange to transfer a perpetual license to use such components to GANET for the purposes of this Contract and shall indemnify GANET in the manner aforesaid with respect thereto.

     b. NIC shall, at its expense, be entitled to and shall have the duty to participate in the defense of any suit instituted against GANET or the State (hereinafter "Indemnities") and indemnify Indemnities against any award of damages or costs made against Indemnities by a final judgment of a court of last resort in such suit insofar as the same is based upon any claim that any of the work performed, materials used, or goods, services and equipment furnished by NIC in connection with this Contract (hereafter collectively referred to as the "Contract Deliverables") constitute an infringement of any United States Letters of Patent, copyright, trade secret, or other proprietary interest; provided Indemnities gives NIC immediate notice in writing of the institution of such suit, permits NIC to fully participate in the defense of the same, and gives NIC all available information, assistance and authority to enable NIC to do so. NIC shall not be liable for any award or judgment against Indemnities reached by compromise or settlement unless NIC accepts the compromise or settlement. NIC shall have the right to enter into negotiations for and the right to effect settlement or compromise of any such action, but no such settlement shall be binding upon Indemnities unless approved by Indemnities. In case any portion of the Contract Deliverables is in any suit held to constitute infringement in its use enjoined, NIC shall, at its option and expense: (1) procure for Indemnities the right to continue using the Contract Deliverables; or
          (2) replace or modify the same so that it becomes non-infringing.

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6.   FUNDING:

     a. Upon the signing of this contract, funds for the tasks defined in Exhibit "A" will be encumbered for the full amount of the initial term of this Contract.

     b. The total obligation established hereunder is payable by GANET solely from fees received by GANET from its customers. In no event shall the sum paid out in any fiscal year of GANET exceed the sum of the fees so received by GANET during such fiscal year.

     c. In the event that the source of payment for the total obligation no longer exists or is insufficient with respect to the services, then this Contract as to all services or, as the case may be, as to any services included under this contract, shall terminate without further obligation of GANET as of that moment. The certification by GANET of the events stated above shall be conclusive.

7. INDEMNIFICATION: NIC hereby waives, releases, relinquishes, discharges and agrees to indemnify, protect and save harmless the State of Georgia (including the State Tort Claims Trust Fund), and GANET, their officers and employees (hereinafter collectively referred to as "Indemnities"), of and from any and all claims, demands, liabilities, loss, costs or expenses for any loss or damage (including but not limited to bodily injury or personal injury including death, property damage, workers' compensation benefits, employment benefits, libel, slander, defamation of character, and invasion of privacy) and attorneys' fees, caused by, growing out of, or otherwise happening in connection with this Contract, due to any act or omission (whether intentional or negligent, through theft or otherwise) on the part of NIC, its agents, employees, subcontractors, or others working at the direction of NIC or on its behalf; or due to any breach of this Contract by NIC; or due to the application or violation of any pertinent Federal, State or local law, rule or regulation by NIC, its agents, employees, subcontractors, or others working at the direction of NIC or on its behalf; or caused by any other person.

          This indemnification applies whether: (i) the activities involve third parties or employees or agents of NIC or Indemnities; or (ii) a claim results in a monetary obligation that exceeds any contractual commitment.

          This indemnification extends to the successors and assigns of NIC, and this indemnification and release survives the termination of this Contract and the dissolution or, to the extent allowed by law, the bankruptcy of NIC.

          The indemnification does not apply to the extent of the willful or wanton misconduct of the Indemnities, their officers or employees. This indemnification does not apply to the extent of the sole negligence of the Indemnities, their officers or employees, concerning activities within the scope of O.C.G.A. Section 13-8-2 (b) relative to the construction, alteration, repair, or maintenance of a building structure, appurtenances, and appliances, including moving, demolition, and excavating connected therewith.

          If and to the extent such damage or loss as covered by this indemnification is covered by the State Tort Claims Fund (the "Fund") established and maintained by DOAS, NIC agrees to reimburse the Fund for such funds paid out by the Fund. To the full extent permitted by the

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Constitution and the laws of the State of Georgia and the terms of the Fund,
NIC and its insurers waive any right of subornation against the State of Georgia, the Indemnities, and the Fund and insurers participating thereunder, to the full extent of this indemnification.

          NIC shall, at its expense, procure a Commercial General Liability Insurance Policy, including personal and advertising liability (or a Comprehensive General Liability Policy with endorsement to insure contractual liability, broad form property damage, personal injury, personal and advertising liability), and the other insurance policies in coverage amounts as specified in this Contract, with endorsement waiving right of subornation against the State, the Indemnities, the Fund and insurers participating thereunder.

          NIC shall, at its expense, be entitled to and shall have the duty to participate in the defense of any suit against the Indemnities. No settlement or compromise of any claim, loss or damage asserted against Indemnities shall be binding upon Indemnities unless expressly approved by the Indemnities.

8. INSURANCE: The following requirements shall be adhered to by CONTRACTORS throughout the term of the Contract, any renewal thereof, and as may otherwise be specified herein:

     a.   Insurance Certificate:

          NIC certifies that they shall procure and maintain insurance which shall protect NIC and the State from any claims for bodily injury, property damage, or personal injury which may arise out of operations under the Contract. NIC shall procure the insurance policies at NIC's own expense and submit certificates to GANET. The insurance certificate must document that the liability insurance coverage purchased by NIC includes contractual liability coverage to protect the State. In addition, the insurance certificate must provide the following information:

         (1)   Name and address of authorized agent,
         (2)   Name and address of insured,
         (3)   Name of insurance company (licensed to operate in Georgia),
         (4)   Description of coverage in standard terminology,
         (5)   Policy period,
         (6)   Limits of liability,
         (7)   Name and address of certificate holder,
         (8)   Acknowledgment of notice of cancellation to the State,
         (9)   Signature of authorized agent,
         (10)  Telephone number of authorized agent
         (11) Details of policy exclusions in comments section of Insurance Certificate.

    b. NIC also certifies that the following types of insurance coverages have been purchased by NIC:

         (1)   Workers' Compensation Insurance:
               To insure the statutory limits as established by the General Assembly of the State of Georgia (NOTE: A self-insurer must submit a certificate from

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               the Georgia State Board of Workers' Compensation stating NIC qualifies to pay its own workers' compensation claims.)
               The Workers' Compensation Policy must include Coverage B - Employer's Liability Limits of:

               Bodily Injury by Accident:    $  500,000 each accident
               Bodily Injury by Disease:     $  500,000 each employee
                                             $1,000,000 policy limits

               NIC shall require all subcontractors performing work under this Contract to obtain an insurance certificate showing proof of Workers' Compensation Coverage.

         (2)   Commercial General Liability Policy:*

               Combined Single Limits:       $1,,000,000 per person
                                             $3,000,000 per occurrence

               The Commercial General Liability Policy must be on an "occurrence" basis, and include coverage for premises operations (including, but not limited to explosion, collapse and underground coverage) elevators, independent CONTRACTORS and completed operations.

               * A Comprehensive General Liability Policy may be substituted for the Commercial General Liability Policy if the Comprehensive General Liability Policy has been endorsed to insure contractual liability, broad form property damage, and personal injury liability.

          All policies must be on an "occurrence" basis, unless expressly otherwise stated, and include coverage for premises operations, elevators, independent CONTRACTORS and completed operations.

          The foregoing policies shall contain a provision that coverages afforded under the policies will not be canceled or not renewed until at least thirty (30) days prior written notice has been given to the GANET. NIC certifies Certificates of Insurance showing such coverages to be in force prior to commencement of any work under this Contract. The foregoing policies shall be obtained from insurance companies licensed to do business in Georgia and shall be with companies acceptable to GANET. It shall be the responsibility of NIC to require any subcontractors to secure the same insurance coverage as prescribed herein for NIC, and to obtain a certificate or certificates evidencing that such insurance is in effect. All such coverages shall remain in full force and effect during the initial term of the Contract and any renewal thereof.

9. CONFIDENTIALITY: NIC acknowledges that much of the data, information, plans, and strategies it will become privy to in the performance of this Contract is of a confidential nature, and NIC shall not disclose such confidential information to anyone other than its employees, who have a reasonable need to know same in connection with the performance of this contract. Provided,

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further, all employees of NIC who become privy to such confidential information shall sign a non-disclosure agreement regarding same in a form acceptable to GANET.

10.  TERMINATION:

     (A ) GANET may, in its sole discretion, terminate this Contract for any reason upon giving ninety (90) days written notice to NIC. In the event that the written notice of termination pursuant to this section states that termination is for the convenience of GANET, NIC shall be entitled to payment for work performed through the date of the notice of termination (not the date of termination) to the extent that there exists adequate funds available to make payment.

     (B) In the event that NIC breaches the Contract, GANET may terminate this Contract upon providing NIC with 20 days written notice-, provided, however, NIC may avoid termination of the Contract pursuant to this subparagraph (B) by curing, to the satisfaction of GANET, the breach(es) identified in the written notice within the 20 day period.

     (C) This Contract may be immediately terminated in the event that any of the following occurs:
          1. NIC becomes insolvent or liquidation or dissolution of NIC begins;
          2. A voluntary or involuntary bankruptcy petition is filed by or against NIC under the U.S. Bankruptcy Code or any similar petition under any state insolvency law;
          3.   An assignment is made by NIC for the benefit of creditors; or
          4. A proceeding for the appointment of a receiver, custodian, trustee or similar agent are initiated with respect to NIC.

Upon termination or other expiration of this Contract, each party shall forthwith return to the other all papers, materials, and other properties of the other held by each for purposes of execution of this Contract. In addition, each party will assist the other party in the orderly termination of this contract and the transfer of all aspects hereof, tangible or intangible, as may be necessary for the orderly, nondisruptive business continuation of each party.

11. QUALITY OF WORK: NIC shall perform all Services hereunder in accordance with specific directions from GANET, to meet the requirements of GANET. All application components developed by NIC subsequent to this agreement shall be of superior quality and employ a standard outward appearance so that all graphical interfaces shall display commonality in screen layout and flow of information across applications.

12. SURVIVAL: The terms, provisions, and representations contained in this Contract shall survive the termination or expiration of this Contract and the payment of any and all sums due NIC.

13. FORCE MAJEURE: Neither party shall be responsible for delays or failure in performance resulting from acts beyond the control of such party. Such acts shall include, but are not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

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14.  COOPERATION WITH OTHER CONTRACTORS:  In the event that GANET has entered into or enters into agreements with other contractors for additional work related to the services rendered hereunder, NIC agrees to cooperate fully with such other contractors, provided that said cooperation does not jeopardize any of NIC's trade secrets or application licenses. NIC shall not commit any act which will interfere with the performance of work by any other contractor or subcontractor.

15. FINANCIAL STATEMENTS: Upon request by GANET, NIC shall supply a certified copy of its annual report and financial statements.

16. ASSIGNMENT: Performance under this contract shall not be assigned or subcontracted by NIC without the prior written consent of GANET. GANET hereby reserves the right to reject any subcontractors suggested by NIC at its sole option.

17. NON-HIRE OF EMPLOYEES: For the term of this contract and for six months after its termination, NIC agrees not to employ any employee of GANET, in any capacity, without the prior approval of GANET.

18. AUDIT RIGHTS: GANET shall have the right, exercisable at any reasonable time during normal business hours, to inspect and audit any records concerning the development of this software package including, but not limited to, books, records, documents and other evidence pertaining to work done and/or the cost and expenses incurred by NIC in performing this contract. Information made available to GANET as a result of such audit shall be treated as proprietary information by GANET, shall be utilized solely for the purposes of review/evaluation of NIC's performance under this contract and shall not be released to any parties other than those within GANET possessing a valid "need to know;" provided, however, nothing in this paragraph shall prohibit or limit GANET's ability to disclose information made available to GANET under this paragraph to others for purposes of enforcing GANET's rights and remedies under this contract.

19. TIME OF THE ESSENCE: GANET and NIC will use all reasonable effort to ensure that all project schedules are met.

20. TRADING WITH STATE EMPLOYEES: The provisions of Official Code of Georgia Annotated, Sections 45-10-20 et. seq., have not and will not be violated under the terms of this agreement.

21. GOVERNING LAW: This contract is deemed to be made under and shall be construed according to the laws of the State of Georgia.

22. TAXES: NIC shall forthwith pay all taxes lawfully imposed upon it with respect to this agreement or any product delivered in accordance herewith. GANET makes no representation whatsoever as to the liability or exemption from liability of the NIC to any tax imposed by any governmental entity.

23. CONSENT TO BREACH NOT WAIVER: The waiver by GANET or NIC of any breach of any provision contained in this agreement shall not be deemed to be a waiver of such provision on any subsequent breach of the same or any other provision contained in this agreement and shall not establish a course of performance between the parties contradictory to the terms hereof.

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24.  AMENDMENTS IN WRITING:  No amendment to this agreement shall be effective unless it is in writing and signed by duly authorized representatives of all parties.

25. HEADINGS NOT CONTROLLING: The headings used in this agreement are for reference purposes only and shall not be deemed to be a part of this agreement

26. NOTICES: All notices provided for herein shall be deemed duly given upon delivery if delivered by hand, or on three days after posting if sent by certified mail, return receipt requested. Notice shall only be given to the following persons or officials at the following addresses:

     A.   NIC: Address notice to:
          Mr. Jeffery S. Fraser
          Chairman, CEO
          National Information Consortium, Inc.
          400 SW 8th Ave
          Suite 106
          Topeka, KS 66603

     B.   GANET: Address notice to:
          Mr. Thomas M. Bostick
          Executive Director
          GeorgiaNet Authority
          100 Peachtree Street
          Suite 1440
          Atlanta, GA 30303-3404

27.  DRUG FREE WORKPLACE:

          a.   NIC hereby certifies that:
               1. A drug-free workplace will be provided for NIC's employees during the performance of this Contract; and
               2. It will secure from any subcontractors hired to work in a drug-free workplace the following written certification:
                    "As part of the subcontracting agreement with (NIC's Name), (Subcontractor's Name) certifies to NIC that a drug-free workplace will be provided for the subcontractor's employees during the performance of this Contract pursuant to paragraph 7 of subsection B of Code Section 50-24-3."

          b. NTC may be suspended, terminated, or debarred if it is determined that:
               1.   NIC has made false certification herein above; or
               2. NIC has violated such certification by failure to carry out the requirements of O.C.G.A. 50-24-3.

28. AUTHORITY: The parties hereto warrant that each has full power and authority to enter into and perform this Contract, and the person signing on behalf of each respective party has been properly authorized and empowered to enter into this Contract. Each party further acknowledges that it has read this Contract, understands it and agrees to be bound by it.

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29.  SEVERABILITY:  If any term or provision of this Contract shall be found to be illegal or unenforceable then, notwithstanding the offending terms or provisions, this Contract shall remain in full force and effect and such term or provision shall be deemed stricken here from.

30. PARTIES BOUND: This Contract shall be binding on and inure to the benefit of the parties to this Contract and their respective heirs, executors, administrators, legal representatives, successors, and assigns as permitted by this Contract.

31. COMPLIANCE WITH STATUTES: NIC shall perform its obligations hereunder in accordance with all applicable federal and state laws and regulations now or hereafter in effect.

32. LIMITATION OF LIABILITY: Notwithstanding anything to the contrary, in no event will NIC or GANET be liable for any special incidental or consequential damages. Further, neither party hereto will be liable for any damages resulting from a breach of the contract requirements outlined in Exhibit "A" in excess of the amount specified in Exhibit "A." Provided, however, the limitation of NIC's liability for special, incidental, and consequential damages, or damages resulting from a breach of the contract requirements outlined in Exhibit "A" as set forth in this paragraph, shall not apply if and to the extent said damages would be covered losses, occurrences, or events under the insurance coverages required to be purchased by NIC pursuant to paragraph 8 of this contract.

33. ENTIRE AGREEMENT: This agreement embodies the entire agreement between the parties. If any provision herein is held to be invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

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                                   EXHIBIT A


                               STATEMENT OF TERMS

SCOPE: NIC shall assist GANET in creating and providing a significant and diligently promoted public service to Georgian citizens and businesses by increasing accessibility to government data and other useful information and services through the GeorgiaNet network. NIC shall provide this service utilizing its own employees and GANET employees in conjunction with NIC application and network software. NIC will develop a description of the tasks that NIC's employees will perform during the term of the contract and a work plan for completing these tasks. The work plan must be completed and agreed to by GANET prior to October 31,1996. Prior to renewal each year, a revised work plan must be presented to GANET for approval.

NIC SOFTWARE APPLICATIONS AND TECHNOLOGY ADVANCES: GANET shall be entitled to obtain a perpetual right to a "use only" license and a complete copy of all application and network software, documentation and source code related thereto and utilized in operating of the GANET network, (whether originally developed by NIC, or one of its 'Sister Network Companies' including, but not necessarily limited to, the Kansas Information Consortium, Nebrask@ Interactive, Inc., and Indian@ Interactive, Inc.), but not software or documentation created by third parties and purchased by NIC, together with any software updates or upgrades made by NIC or one of its Sister Network Companies while NIC contracts to perform services for GANET.

Upon GANET's election to maintain a perpetual right to a "use only" license of NIC software applications and technology after termination or other expiration of this contract prior to the anticipated five (5) year term of this contract, GANET shall pay NIC within thirty (30) days of said termination the following amount for the software applications and technology incorporated into GANET:

          a. If GANET fails to renew after the initial term of the contract or otherwise terminates the contract within the first year of the contract, GANET may, at it's option, pay NIC $1,000,000.00. Upon receipt of the entire fee, GANET shall be entitled to obtain a perpetual right to "use only" license and a complete copy of all application and network software, documentation and source code related thereto.

          b. If GANET fails to renew after the second one year term of the contract or otherwise terminates the contract within the second year of the contract, GANET may, at it's option pay NIC $750,000.00. Upon receipt of the entire fee, GANET shall be entitled to obtain a perpetual right to "use only" license and a complete copy of all application and network software, documentation and source code related thereto.

          c. If GANET fails to renew after the third or fourth one year term of the contract or otherwise terminates the contract within the third, fourth year or fifth year of the contract, GANET may, at it's option pay NIC $500,000.00. Upon receipt of the entire fee, GANET shall be entitled to obtain a perpetual right to "use only"

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               license and a complete copy of all application and network software, documentation and source code related thereto.

          d. At the end of the fifth term of the contract, GANET shall be entitled to obtain a perpetual right to "use only" license and a complete copy of all application and network software, documentation and source code related thereto at no cost.

          The perpetual right to "use only" license does not authorize GANET to distribute the software applications or technology to any entity outside of GANET. In addition, GANET is prohibited with sharing the software applications, technology, documentation and/or source code with any current or future contractor of GANET without the prior written approval of NIC.

          NIC will provide to GANET a list of specific software applications, network software, and intellectual properties which will be subject to a "use only" license agreement upon non-renewal or termination of the contract with-in ninety (90) days of the signing of this contract. This list will be continuously updated during the term of the contract.

FULL-TIME EQUIVALENT POSITIONS AND SALARIES, BENEFITS AND RELATED EXPENSES:
NIC shall dedicate qualified and experienced personnel to work with current GANET staff in order to enhance the products and services offered by GANET.

          NIC shall attain a staffing level during the term of this contract of at least five (5) full-time equivalent employee positions, based on an eight-hour work day per position, five days per working week. NIC shall have two (2) full time employees on site within thirty (30) days of the commencement of this contract. The remaining three (3) full time employees will be on site within sixty (60) days of the commencement of this contract.

          NIC shall be responsible for providing NIC employees with all necessary workstations and personal equipment. GANET shall be responsible for supplying appropriate office space, network connections, necessary third party network software and reasonable office supplies.

          NIC shall be responsible for all required employer costs attributable to its officers and employees, including but not limited to, workers' compensation premiums and deductible, unemployment compensation tax withholding contributions, tax withholding contributions, and similar items.

          In the event that both parties mutually agree that NIC should employ additional full time employees in order to further the development and success of GeorgiaNet, GANET shall pay a $50,000 fee annually for each additional employee. This fee will be subject to a maximum 5% yearly increase as mutually agreed upon by NIC and GeorgiaNet. Both parties shall be subject to the same expenses as set forth for existing NIC employees under this contract and Exhibit "A".

TRAVEL AND MARKETING EXPENSES: NIC shall be responsible for all travel and meeting related expenses of NIC employees. GANET shall be responsible for all travel and meeting related expenses of GANET employees. NIC understands the importance of marketing GANET and shall reasonably furnish related marketing expenses associated with promoting GANET.

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NIC REMUNERATION:  GANET shall pay NIC the following remuneration, unless otherwise mutually agreed upon between NIC and GANET in writing:

          a. $800,000 per year, in equal amounts of $200,000 every consecutive three month period beginning October 1, 1996 until the expiration or other termination of this contract. This fee may be subject to a maximum 5% yearly increase as mutually agreed upon by NIC and GeorgiaNet. NIC shall provide a performance bond equal to one quarterly payment prior to October 1, 1996; and

          b. 5% of gross GANET revenue per annual quarter, excluding all current bulk products, payable within 30 days of the end of each annual quarter. The first payment will be based upon revenue received from October 1, 1996 through December 31,1996.

          WITNESS WHEREOF the parties have executed this agreement on the date first written above.

NATIONAL INFORMATION CONSORTIUM, INC.


By:  /s/Jeff Fraser
   ----------------------------
     Jeff Fraser
     Chairman, CEO
     FEI No.


GEORGIANET AUTHORITY


By:  /s/ Thomas M. Bostick
   ----------------------------
     Thomas M. Bostick
     Executive Director


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